SLF
                                           Email:          gerry.golberg@slf.ca
                                           Direct Dial:    416-780-2203




Schawrtz Levitsky Feldman LLP
Chartered Accountants
Toronto, Montreal, Ottawa

April 21, 2004

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on April 15, 2004, to be filed by our former client, Rosedale Decorative Products Ltd. We agree with the statements made in response to that item insofar as they relate to our firm.

Yours truly,

/s/ Schwartz Levitsky Feldman LLP
---------------------------------
Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg

GG/jc

1167 Caledonia Road
Toronto, Ontario, M6A 2X1
Tel: 416-785-5353
Fax: 416-785-5663
Website: www.slf.ca